As filed with the Securities and Exchange Commission on February 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intel Corporation

(Exact name of Registrant as specified in its charter)

Delaware	94-1672743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2200 Mission College Blvd. Santa Clara, CA	95054-1549
(Address of Principal Executive Offices)	(Zip Code)

Intel Corporation 2021 Inducement Plan

(Full Title of the Plan)

Susie Giordano

Corporate Vice President and Corporate Secretary

2200 Mission College Boulevard

Santa Clara, CA 95054-1549

(Name and address of agent for service)

(408) 765-8080

(Telephone number, including area code, of agent for service)

Copies to:

Kenton J. King, Esq.

Joseph M. Yaffe, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94304

(650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share, issuable under the Intel Corporation 2021 Inducement Plan	8,000,000	$58.585 (2)	$468,680,000 (2)	$51,132.99

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.001 per share (“Common Stock”) of Intel Corporation, a Delaware corporation (the “Corporation”), to be registered hereunder includes such indeterminate number of additional shares of Common Stock that may become issuable by reason of any stock dividend, stock split, recapitalization or similar transaction in accordance with any adjustment and anti-dilution provisions of the applicable plan.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price and aggregate offering price are based on a price of $58.585 per share, which price is an average of the high and low prices of the Corporation’s Common Stock as reported on the Nasdaq Global Select Market on February 8, 2021.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Intel Corporation (the “Corporation”) to register 8,000,000 shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Intel Corporation 2021 Inducement Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have previously been filed by the Corporation with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, filed with the Commission on January  22, 2021, which contains the Corporation’s audited financial statements for the Corporation’s latest fiscal year for which such statements have been filed;

(b)	The Corporation’s Current Reports* on Form 8-K filed with the Commission on January 14, 2021 and January 22, 2021; and

(c)

The description of the Common Stock set forth under the caption “Description of Common Stock” in Exhibit 4.16 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the Commission on January 24, 2020, File  No. 000-06217, together with any amendment or report filed with the Commission for the purpose of updating such description.

*	Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated herein by reference.

In addition, all documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents. The Corporation’s Exchange Act file number with the Commission is 000-06217. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Corporation’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Corporation and its stockholders (through stockholders’ derivative suits on behalf of the Corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

The Corporation’s bylaws (the “bylaws”) provide that the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Corporation shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Corporation or brought to enforce certain indemnification rights.

The bylaws also provide that expenses incurred by an officer or director of the Corporation (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by the Corporation, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Expenses incurred by other agents of the Corporation may be advanced upon such terms and conditions as the Board of Directors of the Corporation deems appropriate. Any obligation to reimburse the Corporation for expenses advanced under such provisions shall be unsecured and no interest shall be charged thereon.

The bylaws also provide that indemnification provided for in the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the bylaws existing at the time of an amendment, repeal, or modification of the bylaws shall not be adversely affected by such amendment, repeal, or modification of the bylaws; and that the Corporation may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the bylaws.

In addition to the above, the Corporation has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Corporation as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the bylaws of the Corporation. The Corporation also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1*	Intel Corporation Third Restated Certificate of Incorporation dated May 17, 2006 (incorporated by reference to Exhibit 3.1 of Intel’s Current Report on Form 8-K as filed on May 22, 2006, Commission File No. 000-06217).

4.2*	Intel Corporation Bylaws, as amended and restated on January 16, 2019 (incorporated by reference to Exhibit 3.2 of Intel’s Current Report on Form 8-K as filed on January 17, 2019, Commission File No. 000-06217).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature page hereto).

99.1	Intel Corporation 2021 Inducement Plan.

*	Incorporated by reference.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 12th day of February, 2021.

INTEL CORPORATION

By:	/s/ GEORGE S. DAVIS
George S. Davis
Executive Vice President and Chief Financial Officer

Each person whose signature appears below constitutes and appoints George S. Davis, Steven R. Rodgers, and Susie Giordano, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated:

/S/ ROBERT H. SWAN	/s/ GEORGE S. DAVIS
Robert H. Swan Chief Executive Officer, Director and Principal Executive Officer February 12, 2021	George S. Davis Executive Vice President and Chief Financial Officer February 12, 2021

/s/ KEVIN T. MCBRIDE
Kevin T. McBride Vice President of Finance, Corporate Controller, and Principal Accounting Officer February 12, 2021

/s/ JAMES J. GOETZ	/s/ GREGORY D. SMITH
James J. Goetz Director February 12, 2021	Gregory D. Smith Director February 12, 2021

/s/ ALYSSA HENRY	/s/ DION J. WEISLER
Alyssa Henry Director February 12, 2021	Dion J. Weisler Director February 12, 2021

/s/ DR. OMAR ISHRAK	/s/ ANDREW WILSON
Dr. Omar Ishrak Chairman of the Board and Director February 12, 2021	Andrew Wilson Director February 12, 2021

/s/ DR. RISA LAVIZZO-MOUREY	/s/ FRANK D. YEARY
Dr. Risa Lavizzo-Mourey Director February 12, 2021	Frank D. Yeary Director February 12, 2021

/s/ DR. TSU-JAE KING LIU
Dr. Tsu-Jae King Liu Director February 12, 2021